Exhibit 10.1

AMENDED AND RESTATED

AIRCRAFT DRY LEASE AGREEMENT

BETWEEN

LENNAR AIRCRAFT I, LLC

as Lessor

AND

US HOME CORPORATION

as Lessee

STUART MILLER

CHIEF EXECUTIVE OFFICER

LENNAR CORPORATION

as Optional Payor for Payment Only

under Paragraph 4

Dated as of the 1st day of December, 2008

Lease of One (1) 2005 Bombardier Inc. CL-600-2B16

(a/k/a Bombardier Challenger 604),

Manufacturers Serial Number 5607

FAA Registration No. N954L

TABLE OF CONTENTS

1. Lease	3

2. Definitions	3

3. Term	7

4. Rent; Unconditional Obligations; Security	7

5. Disclaimer; Assignment of Warranties	9

6. Delivery; Return	10

7. Representations and Warranties	11

8. Liens	13

9. Insurance	13

10. Taxes	14

11. Compliance with Laws; Location, Operation and Maintenance; Additions	17

12. Inspection	21

13. Identification	21

14. Certain Transactions	21

15. Loss or Damage	21

16. General Indemnity	22

17. Events of Default	24

18. Remedies	26

19. Lessor’s Right to Perform	27

20. Assignment or Sublease	27

21. Further Assurances; Financial Information	28

22. Notices	28

23. Conditions Precedent	29

24. Miscellaneous	30

25. Truth-in-Leasing	32

AMENDED AND RESTATED

AIRCRAFT LEASE AGREEMENT

This Amended and Restated Aircraft Lease Agreement, dated as of the 1st day of December, 2008 between Lennar Aircraft I, LLC (“Lessor”), Stuart Miller (“Optional Payor”), solely in his capacity as Chief Executive Officer of Lennar Corporation and solely with respect to the payment of rent under paragraph 4 herein, and US Home Corporation (“Lessee”).

1. Lease.

a. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor hereunder, on a non-exclusive basis, the aircraft which is described in Section 2(a) hereof (the “Aircraft”), on a non-exclusive basis.

2. Definitions.

a. As used in this Lease, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to vote ten percent (10%) or more of the securities having voting power for the election of directors of such Person; or otherwise to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

“Aircraft” shall mean the Airframe to be leased hereunder together with the Engines to be leased hereunder whether or not any of the Engines may at the time of determination be installed on the Airframe or any other airframe.

“Airframe” shall mean the Lease of One (1) 2005 Challenger 604, Manufacturers Serial Number 5607, FAA Registration No. N954L.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq, the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seg, and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Aviation Act” means the Federal Aviation Act of 1958, as amended.

“Bill of Sale” shall mean an FAA Bill of Sale whereby title to the Aircraft is in possession of the Lessor.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday under the laws of the State of Florida.

“Cape Town Convention” shall mean the Convention and the Protocol.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended hereafter, or any comparable successor law.

“Commencement Date” shall mean the date of execution hereof by all parties.

“Convention” shall mean the Convention on International Interests in Mobile Equipment concluded in Cape Town, South Africa.

“Default” shall mean any event or condition which with notice, lapse of time or both would constitute an Event of Default.

“Engines” shall mean two (2) General Electric Model CF 34-3B jet aircraft engines, respectively bearing Manufacturer’s Serial Nos. GE-E950299 and GE-E950296, each of which is rated at greater than seven hundred fifty (750) or more take off horsepower or its equivalent (and each of which is referred to herein as an “Engine”).

“Event of Default” shall have the meaning specified in Section 17 hereof.

“Event of Loss” shall mean, with respect to the Aircraft, an Engine or any Part thereof, any damage requiring the completion of an FAA Form 337, “Major Repair and Alteration Statement” which results in the payment of an insurance settlement for the actual or constructive total loss of the Aircraft, Engine(s) or any such Part or the loss of use thereof due to the theft, destruction, damage beyond repair or rendition thereof permanently unfit for normal use for any reason whatsoever, or the condemnation or grounding of all Learjet 60 series aircraft by any governmental authority for more than one year, or confiscation or seizure of, or requisition of title to or use of the Aircraft.

“FAA” shall mean the Federal Aviation Administration or any applicable successor governmental authority.

“Fair Market Sale Value” shall, at any time with respect to the Aircraft, be equal to the sale value of the Aircraft which would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer-user (other than a lessee currently in possession or a used equipment or scrap dealer) under no compulsion to buy. For purposes of Section 6 and hereof, Fair Market Sale Value shall be determined by a recognized independent appraiser (at Lessee’s sole expense) selected by Lessor, and reasonably satisfactory to Lessee, which determination shall be made on the assumption that the aircraft is free and clear of all Liens and is in the condition and repair in which it is required to be returned pursuant to Section 6(a) hereof. For purposes of Section 18(c) hereof, Fair Market Sale Value shall be determined (at Lessee’s expense) by an independent appraiser selected by Lessor, on an “as is, where is” basis, without regard to the assumptions set forth in the immediately preceding sentence; provided, that, if Lessor shall have sold the Aircraft pursuant to Section 18(b) hereof prior to giving the notice referred to in Section 18(c) hereof, Fair Market Sale Value of the Aircraft shall be the net proceeds of such sale after deduction of all costs and expenses incurred by Lessor in connection therewith; provided, further, that if for any reason Lessor is not able to obtain possession of the Aircraft pursuant to Section 18(a) hereof, the Fair Market Sale Value of the Aircraft shall be zero (and, in such event, upon payment by Lessee of the amounts Lessee is obligated to pay pursuant to Section 18(c) hereof Lessor shall assign all its rights to such Aircraft or insurance proceeds to Lessee).

“International Interest” shall have the meaning set forth in the Cape Town Convention.

“Late Charge Rate” shall mean an interest rate per annum equal to the Reference Rate plus two percent (2%) per annum but not to exceed the highest rate permitted by applicable law.

“Lease” and the terms “hereof”, “herein”, “hereto” and “hereunder”, when used in this Aircraft Lease Agreement, shall mean and include this Aircraft Dry Lease Agreement as the same may from time to time be amended, modified or supplemented.

“Lessor’s Cost” shall mean the total amount paid by the Lessor for the Aircraft.

“Lessor’s Liens” shall mean any mortgage, pledge, lien, security interest, charge, encumbrance, financing statement, title retention, taxes or any other right or claim of any person claiming through or under Lessor other than the interest of the Lessor as Owner and Lessor of the Aircraft hereunder.

“Liens” shall mean any mortgages, pledge, lien, security interest, charge, encumbrance, financing statement, title retention or any other right or claim of any person with respect to the Aircraft, other than any Lessor’s Liens or Permitted Liens.

“Loss Payment Date” shall mean with respect to the Aircraft the date on which payment, as described in Section 15(b) hereof, is made to the Lessor by the Lessee as the result of an Event of Loss with respect to the Aircraft. The Loss Payment Date shall be within one hundred twenty (120) days of the Rent Payment Date immediately following said Event of Loss.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Parts” shall mean any and all avionics, instruments, appliances, furnishings, repairs, parts, appurtenances, accessories and other equipment and attachments incorporated or installed in or attached to the Airframe or any Engine and from time to time incorporated or installed in or attached to the Airframe or any Engine, together with all additions, attachments or accessions to any of the foregoing and all replacements and substitutions for any of the foregoing.

“Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107-56.

“Permitted Act” shall mean (a) the execution and delivery by Lessee of this Lease and any proper attachment hereto; (b) the exercise of any purchase option pursuant to this Lease; and (c) any act that Lessee is required or expressly permitted to do pursuant to this Lease or other agreement executed in connection herewith.

“Permitted Liens” shall mean any of the following: (a) the respective rights of Lessor and Lessee as herein provided; (b) the rights of others under agreements or arrangements only to the extent expressly permitted by the terms of Section 20; (c) Lessor’s Liens; (d) Liens for taxes either not yet due or being contested in good faith (and for payment of which, to the extent required by GAAP adequate reserves have been provided) by appropriate proceedings conducted with due diligence so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Airframe or any Engine or interest therein; (e) materialmen’s, mechanics’, workmen’s, repairmen’s, or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith (and for the payment of which adequate reserves had been provided) by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Airframe or any Engine or interest therein; (f) salvage rights of insurers under insurance policies maintained pursuant to Section 9; (g) Liens arising out of judgments or awards against Lessee or a sublessee with respect to which at the time there shall have been secured a stay of execution and; (h) any other Lien with respect to which Lessee or sublessee shall have provided a bond or other security in an amount and under terms reasonably satisfactory to Lessor. Lessee will promptly at its own expense, take such action as may be necessary duly to discharge (by bonding or otherwise) any such Lien not accepted above if the same shall arise at any time.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, governmental authority or other entity of whatever nature.

“Protocol” shall mean the protocol to the Convention on Matters Specific to Aircraft Equipment.

“Reference Rate” shall mean an implicit interest rate of eight and 50/100 percent (8.5%).

“Rent Payment Date” shall mean each date on which an installment of rent is due and payable pursuant to the terms hereof.

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“Stipulated Loss Value” shall mean Twenty Two Million Seven Hundred and Sixty Seven Thousand Four Hundred (U.S. $22,767,400.00) United States Dollars; provided, that for purposes of Section 15(b) and Section 18(c) hereof, any determination of Stipulated Loss Value as of a date occurring after the final Rent Payment Date shall be made as of such final Rent Payment Date.

“Term” shall mean the term of the Lease of the Aircraft hereunder specified in Section 3 hereof.

b. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principals (“GAAP”) consistently applied.

3. Term. The term of the Lease of the Aircraft hereunder shall commence on the Commencement Date and shall remain in full force and effect until terminated by either Lessor or Lessee upon thirty (30) days written notice prior to the effective date of such termination. Upon expiration of the Term, Lessee shall return the Aircraft to Lessor in accordance with the terms of Section 6 hereunder.

4. Rent; Unconditional Obligations; Security.

a. Lessee shall pay to Lessor, monthly, in advance, for the use of the Aircraft, the sum of the management fees and costs, maintenance services and Aircraft operating expenses billed to US Home Corporation by its provider of Aircraft management services, plus the monthly cost of the Aircraft under the Banc of America Lease, in United States dollars, plus applicable sales tax with the first such payment of rent with respect to the Aircraft being due on the first day of December, 2008, and a like amount on the first day of each month thereafter for the full term of this Lease, or, if such date does not fall on a business day, on the first business day immediately succeeding such date. Notwithstanding the foregoing, Optional Payor may, at his sole discretion and from time to time, pay the rent (or any portion thereof), due under this paragraph 4(a) provided, however, to the extent that the Optional Payor remits a portion of the rent, the Lessee shall pay the remaining portion of the rent.

b. Lessee shall also pay to Lessor, on demand, interest at a rate per annum equal to the Late Charge Rate on any installment of rent and on any other amount owing hereunder which is not paid when due for any period for which the same shall be overdue. Each payment made under this Lease shall be applied first to the payment of interest then owing and then to rent or other amounts owing hereunder. Interest shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed.

c. Each payment made under this Lease shall be applied first to the payment of interest then owing and then to rent or other amounts owing hereunder. Interest shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed. Lessee shall also pay to Lessor, on demand, interest at a rate per annum equal to the Late Charge Rate on any installment of rent and on any other amount owing hereunder which is not paid when due, for any period for which the same shall be overdue. Each payment made under this Lease shall be applied first to the payment of interest then owing and then to rent or other amounts owing hereunder. Interest shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed.

d. This Lease is a net lease, and Lessee’s obligation to pay all rent and all other amounts payable hereunder is ABSOLUTE AND UNCONDITIONAL under any and all circumstances, and shall not be effected by any circumstances of any character whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense, abatement or reduction or any right which Lessee may have against Lessor, the manufacturer or supplier of the Aircraft or anyone else for any reason whatsoever; (ii) any defect in the condition, design or operation of, or lack of fitness for use of, for any damage to, or loss of, all of any part of the Aircraft from any cause whatsoever; (iii) the existence of any Liens with respect to the Aircraft; (iv) the invalidity, unenforceability or disaffirmance of this Lease or any other document related hereto; or (v) the prohibition of or interference with the use of possession by Lessee of all or any part of the Aircraft, for any reason whatsoever, including without limitation, by reason of (1) claims for patent, trademark or copyright infringement; (2) present or future governmental laws, rules or orders; (3) the insolvency, bankruptcy, or reorganization of any person; and (4) any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. Lessee hereby waives, to the extent permitted by applicable law, any and all rights which it may now have or which may at any time hereafter be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender the lease of the Aircraft. If for any reason whatsoever this Lease, other than, as expressly provided herein, shall be terminated in whole or in part by operation of law or otherwise, Lessee will nonetheless pay to Lessor an amount equal to each installment of rent at the time such installment would have become due and payable in accordance with the terms hereof. Each payment of rent or other amount paid by Lessee hereunder shall be final and Lessee will not seek to recover all or any part of such payment from Lessor for any reason whatsoever.

e. Lessee agrees that this Dry Sublease is subject to the terms and provisions of that certain Aircraft Lease (S/N 5607) dated as of February 15, 2005 (the “Banc of America Lease”) between Banc of America Leasing & Capital, LLC (“Banc of America”) and Lessor, that certain Consent to Sublease and Assignment dated as of August 17, 2005 between Banc of America, Lessor and Lessee and any related documents, agreements or instruments of any kind whatsoever. Without limiting the generality of the foregoing, the rights of Lessor, Lessee and any other party, person or entity of any kind whatsoever claiming through any of Lessor or Lessee with respect to the Aircraft (and any and all proceeds thereof, including any insurance proceeds) shall be subject and subordinate in all respects to any and all of the rights, privileges, powers, entitlements, benefits, remedies, title or interests of Banc of America in or to the Aircraft (and any and all proceeds thereof, including any insurance proceeds), including all of its rights and remedies under or in connection with the Banc of America Lease and any related documents, agreements or instruments of any kind whatsoever. In addition, and notwithstanding anything to the contrary set forth in this Dry Sublease or otherwise, upon the occurrence of any Event of Default (as such term is defined in the Banc of America Lease) under or in connection with the Banc of America Lease, this Dry Sublease shall automatically and immediately terminate.

5. Disclaimer; Assignment of Warranties.

a. LESSOR NEITHER MAKES NOR SHALL BE DEEMED TO HAVE MADE AND LESSEE HEREBY EXPRESSLY WAIVES ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION AS TO THE DESIGN, QUALITY OR CONDITION OF THE AIRCRAFT OR ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE AIRCRAFT FOR ANY PARTICULAR PURPOSE OR TO AS TO ANY OTHER MATTER RELATING TO THE AIRCRAFT OR ANY PART THEREOF, EXCEPT THAT LESSOR WARRANTS THAT ON THE COMMENCEMENT DATE LESSOR HAS GOOD AND MARKETABLE TITLE TO THE AIRCRAFT AND THAT IT HAS THE RIGHT TO LEASE THE AIRCRAFT TO LESSEE PURSUANT TO THIS AGREEMENT AND THAT THE AIRCRAFT WILL BE AVAILABLE FOR USE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE USE AND OPERATION OF JET AIRCRAFT ARE ULTRAHAZARDOUS AND DANGERS ACTIVITIES. LESSEE IS A KNOWLEDGEABLE AND SOPHISTICATED USER OF JET AIRCRAFT AND LESSOR SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE SUSTAINED OR INCURRED DURING OR AFTER THE TERM HEREOF ARISING OUT OF THE USE OR OPERATION OF THE AIRCRAFT. LESSEE, FOR ITSELF, ITS SUCCESSORS, ASSIGNS AND ITS INVITEES WAIVES, RELINQUISHES AND RENOUNCES ANY AND ALL DAMAGE CLAIMS AGAINST LESSOR WHICH LESSEE, ITS SUCCESSOR, ASSIGNS AND INVITEES CAN OR MAY HAVE AGAINST LESSOR ARISING FROM THE USE OR OPERATION OF THE AIRCRAFT.

LESSEE CONFIRMS THAT IT HAS SELECTED THE AIRCRAFT AND EACH PART THEREOF ON THE BASIS OF ITS OWN JUDGMENT UTILIZING INDEPENDENT EXPERTS SELECTED BY LESSEE AND EXPRESSLY DISCLAIMS RELIANCE UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES MADE BY LESSOR (OR ANY AGENT OR REPRESENTATIVE OR LESSOR), AND LESSEE ACKNOWLEDGES THAT LESSOR IS NOT A MANUFACTURER OR A VENDOR OF ANY PART OF THE AIRCRAFT.

LESSOR NEITHER MAKES NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE ACCOUNTING TREATMENT TO BE ACCORDED TO THE TRANSACTIONS CONTEMPLATED BY THIS LEASE OR AS TO ANY TAX CONSEQUENCES AND/OR TAX TREATMENT THEREOF.

b. Lessor hereby assigns to Lessee such right as Lessor may have (to the extent Lessor may validly assign such rights, and to the extent same exist - no warranty or representation as to whether such warranties exist shall be deemed to have been made by Lessor) under all manufacturers’ and suppliers’ warranties with respect to the Aircraft provided, however, that the foregoing rights shall automatically revert to Lessor upon the occurrence and during the continuance of any Event of Default hereunder, or upon the return of the Aircraft to Lessor. Lessee agrees to settle all claims with respect to the Aircraft directly with the manufacturers or suppliers thereof, and to give Lessor prompt notice of any such settlement and the details of such settlement.

c. Lessor covenants that during the Term, as long as no Event of Default shall have occurred and be continuing, the Lessee’s or any sublessee’s possession, use and quiet enjoyment of the Aircraft leased hereunder shall not be interrupted by Lessor.

6. Delivery; Return.

a. The Aircraft shall be delivered to Lessee at Opa-Locka Airport (““OPF””) in Miami-Dade County, Florida prior to each flight operation of the Aircraft and shall be returned to Lessor by Lessee at such location mutually agreed upon by the parties immediately after each flight operation. Until the Aircraft is returned to Lessor pursuant to the provisions of this Section, all of the provisions of this Lease with respect thereto shall continue in full force and effect. Lessee shall not cause or permit any distinctive markings to be placed on the Aircraft at any time.

At the time of each return of the Aircraft by Lessee to Lessor after each flight operation conducted hereunder, the Lessee shall: (i) Insure that the Aircraft is fully equipped and have installed thereon the Engines and any and all Parts as were installed or incorporated in or attached to the Aircraft as of the Commencement Date (or subject to such replacements, substitutions and changes permitted by or required pursuant to the terms hereof subject to reasonable wear and tear and the use contemplated herein); (ii) Insure that the Aircraft shall be duly certified as an airworthy aircraft by the FAA and be returned with a valid certificate of airworthiness issued under the Federal Aviation Regulations, or its equivalent and that the Aircraft will be in full compliance with the original type certificate data sheet; (iii) Insure that the Aircraft shall be in the condition and repair required to be maintained by Section 11 hereof, free and clear of all Liens; (iv) Insure that Lessor shall receive all logs, manuals and data and all inspection, modification and overhaul records required to be maintained with respect to the Aircraft under applicable rules and regulations of the FAA and any other governmental authority having jurisdiction which shall be complete and current through the date the Aircraft is received by Lessor. It is agreed that Lessor shall maintain the original logs and Lessee shall maintain copies of the logs. Therefore, all original log entries shall be forwarded to Lessor by Lessee during the Term hereof and Lessee shall keep copies thereof; (v) Lessee shall not permit more than one (1) cycle per every 1.2 hours of operation of the Aircraft.

b. Lessee shall be responsible for its allocated share of all normal maintenance of the Aircraft during the Term hereof and shall pay for same when and as billed by the manager of the Aircraft. Lessee shall also be responsible for all maintenance resulting from Lessee’s abuse, misuse or improvident use and operation of the Aircraft.

7. Representations and Warranties. In order to induce Lessor to enter into this Lease and to Lease the Aircraft to Lessee hereunder, Lessee represents and warrants that:

a. Organization. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. For purposes of the Cape Town Convention, Lessee is situated in the “Contracting State” (as defined in the Cape Town Convention) of the United States of America.

b. Power and Authority. Lessee has full power, authority and legal right to execute, deliver and perform this lease and the execution, delivery and performance of this Lease have been duly authorized by all necessary action of Lessee.

c. Enforceability. This Lease has been duly executed and delivered by Lessee and constitutes a legal, valid and binding obligation of Lessee enforceable in accordance with its terms.

d. Consents and Permits. The execution, delivery and performance of this Lease does not require any stockholder or member approval or approval or consent of any trustee or holders of any indebtedness or obligations of Lessee; and will not contravene any law, regulation, judgment or decree applicable to Lessee, or the certificate of incorporation/ organization/formation or by-laws/regulations/operating agreement of Lessee; and will not contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon any property of Lessee under any mortgage, instrument or other agreement to which Lessee is a party or by which Lessee or its assets may be bound or affected.

e. Financial Condition of Lessee. The financial statements of Lessee heretofore furnished to Lessor present the financial condition of Lessee and the results of its operations for the respective periods covered thereby, in accordance with GAAP (provided that interim financial statements provide summary information, omit certain footnote information, and are subject to normal year and adjustments) and since December 31 of the year preceding of execution of this Lease there has been no material adverse change in such financial condition or operations.

f. No Litigation. There is no action, suit, investigation, or proceeding by or before any court, arbitrator, administrative agency, or other governmental authority pending or threatened against or affecting Lessee (a) which involves the transactions contemplated by this Lease or the Aircraft; or (b) which, if adversely determined, would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Lessee.

g. No Defaults. Lessee is not in default, and no event or condition exists which after giving of notice or lapse of time or both would constitute an event of default, under any mortgage, indenture, contract, agreement, judgment or other undertaking to which Lessee is a party or which purports to be binding upon Lessee or upon any of its assets, except for any such default, event or condition which, individually or in the aggregate, would not materially affect Lessee’s ability to perform its obligations under this Lease.

h. Information. All information supplied by Lessee or any Affiliate of Lessee, to Lessor or any appraiser, with respect to the Aircraft or any part thereof, was accurate and complete at the time given and Lessee has notified Lessor of any material change in any information so supplied.

i. No Warranties: Lessee has inspected the Aircraft utilizing the services of experts selected by Lessee, and at the time of delivery Lessee shall be deemed to accept delivery of the Aircraft “AS IS, WHEREIS” and with all faults. Lessor makes no warranty concerning the Aircraft of any type, express or implied, including any warranty of fitness for a particular use or otherwise. Lessee is knowledgeable and sophisticated in the use, maintenance and operation of aircraft and has selected this Aircraft based upon its own expertise, or the use of experts of its own selection, and is not relying upon any statement, representation or warranty of Lessor, all of which are expressly excluded and disclaimed and all claims related thereto or arising therefrom are waived, relinquished and renounced by Lessee.

j. OFAC. Lessee is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls Lessee is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (Z) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

k. Compliance with International Trade Control Laws and OFAC Regulations. Lessee represents, warrants and covenants to and with Lessor that:

(i) They Lessee is not now nor shall it be at any time until after the Term expires, a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Lease, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(ii) No Lessee and no Person who owns a direct or indirect interest in Lessee is now nor shall be at any time until after this Lease is fully paid, a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Lease, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(iii) Lessee represents and warrants that it is in compliance with any and all applicable provisions of the Patriot Act.

8. Liens. Lessee will not directly or indirectly create, incur, assume or suffer to exist any lien on or with respect to the Aircraft. At the time of execution hereof, there are no liens, security interests, mortgages, claims, charges, “international interests” (as defined in the Cape Town Convention or other encumbrances (whether or not registered or filed at the FAA or the International Registry or elsewhere) (collectively, “Liens”) in or on the Aircraft, other than Liens in favor of Lessor or Lessor’s lender.

9. Insurance. Lessee shall cause the manager of the Aircraft and the manager of the Aircraft shall obtain and maintain, at Lessee’s expense, which shall be maintained at all times on the Aircraft (including the Airframe and Engines), “all-risk” aircraft physical damage insurance (covering ground, flight and taxiing exposures) and comprehensive general and aircraft liability insurance (covering bodily injury and property damage exposures) including, but not limited to, passenger liability, third party liability, contractual liability insurance in such amounts against such risks and in such form, as is customary for corporations similarly situated as Lessee or otherwise as shall be reasonably satisfactory to Lessor and with insurers or recognized responsibility; provided, that such insurance shall include, without limitation, the following: (i) “all-risk” physical damage insurance on the Aircraft in an amount which shall not on any date be less than Twenty Two Million Eight Hundred Thousand (U.S. $22,800,000) United States Dollars with war risk coverage (to include seizure, detention and confiscation coverage) as well as legal liability and hijacking coverage; (ii) comprehensive aircraft liability insurance in an amount which shall not on any date be less than Two Hundred Million (U.S. $200,000,000) United States Dollars and which shall name Lessor as additional insured; and (iii) coverage against hijacking and acts of terrorism exposures in an amount which will be not less than Two Hundred Million (U.S. $200,000,000) United States Dollars internationally and Two Hundred Million (U.S. $200,000,000) United States Dollars domestically and which shall name Lessor as loss payee and which, for liability purposes, shall name Lessor as additional insured. If the Aircraft is operated outside the continental

United States, in addition to the above requirements, War Risk Insurance, including Confiscation, Expropriation, Nationalization and Seizure is required to be maintained. Additionally, each insurance policy shall, among other things, require that the insurer give Lessor at least thirty (30) days prior written notice (or such lesser period as may be applicable in case of war risk insurance)(at each of the addresses of notice to Lessor set forth in Section 22 hereof) of any alteration in or cancellation of the terms of such policy, and require that the interest of Lessor (and Lessor’s lender, if any) be continued insured regardless of any breach of or violation by Lessee of any warranties, declarations or conditions contained in such insurance policy. In no event shall Lessor be responsible for premiums, warranties, conditions or representations to any insurer or any agent thereof. The insurance maintained by the manager of the Aircraft shall be primary without any right of contribution from insurance which may be maintained by Lessor. At Lessor’s request, Lessee shall request manager of the Aircraft to furnish to Lessor a certificate or other evidence reasonably satisfactory to Lessor that such insurance coverage is in effect; provided, however, that Lessor shall be under no duty to ascertain the existence or adequacy of such insurance. An agreement by the United States government or any subdivision or agency thereof to insure against or indemnify for substantially the same risks to at lease the same amount will satisfy the requirements of this Section 9.

10. Taxes.

a. General Tax Indemnity. Lessee shall pay, and on written demand indemnify, defend and hold Lessor harmless from and against, all fees, taxes (whether sales, use, excise, personal property or other taxes), imposts, duties, withholdings, assessments and other governmental charges of whatever kind or character, however designated (together with any penalties, fines or interest thereon), all of the foregoing being herein collectively called “impositions” which are at any time levied or imposed against or incurred with respect to Lessor, Lessee, this Lease, the Aircraft or any part thereof or interest therein by any federal, state or local government or taxing authority in the United States or by any foreign government or any subdivision or taxing authority thereof upon, with respect to, as a result of or measured by (i) the Aircraft (or any part thereof or interest therein), or this Lease or the interest of Lessor therein; or (ii) the delivery, leasing, subleasing, possession, maintenance, modification, repair, use, operation, registration or return of the Aircraft or any part thereof or (iii) the rentals, receipts or earnings payable under this Lease or otherwise arising from the Aircraft or any part thereof or from the transactions contemplated by this Lease’ excluding, however, any impositions to the extent such impositions are (1) based on or measured by the gross or net income or capital of Lessor; (2) in the nature of franchise or conduct or business taxes imposed on Lessor; (3) in the nature of minimum taxes for tax preferences imposed on Lessor; (4) the result of Lessor’s own bankruptcy or any act on the part of Lessor in contravention of the provisions of this Lease or any failure of Lessor to observe the provisions of this Lease; (5) imposed as a result of any voluntary sale, assignment, transfer, or other disposition by Lessor of any interest in the Aircraft or the Engines unless such transfer or disposition occurs while an Event of Default by Lessee is continuing; (6) so long as no Default or Event of Default shall have occurred and be continuing, imposed with respect to acts or events occurring or matters arising after the earlier of (A) the return of possession of the Aircraft to Lessor pursuant to the terms of the Lease and the expiration or earlier termination of the Term, pursuant to Section 6 hereof, or (B) the discharge in full of Lessee’s obligation to pay Stipulated Loss Value or Termination Value and all other amounts due under the Lease; (7) included in the computation of Lessor’s Cost; (8) imposed solely as a result of a transaction which is unrelated to the transactions contemplated under this Lease; (9) enacted or adopted expressly as a substitute for taxes that would have been imposed on Lessor and not indemnified hereunder; (10) interest or penalties resulting from Lessor’s failure to file timely and proper returns unless such failure is a result of Lessee’s failure to provide Lessor in a timely manner with any document or other information which this Section 10 requires Lessee to provide to Lessor; or (11) a result of the willful misconduct or gross negligence of Lessor; provided, however, that there shall not be excluded by clause (1) or clause (2) any license, sales, use, rental, value-added or property tax or any Imposition which would not have been incurred but for, or to the extent increased as a result of, (i) the situs or organization, any place of business or the activities of Lessee, any sublessee or any other user of the Aircraft in the jurisdiction imposing the tax, or (ii) the operation or location of the Aircraft (or any part thereof) in the jurisdiction imposing the tax, or (iii) the making of any payment contemplated by this Lease in or from the jurisdiction imposing the tax, or (iv) the execution, delivery or recording of this Lease or any document contemplated by this Lease in the jurisdiction imposing the tax.

To the extent permitted by applicable laws, Lessee shall pay or cause to be paid all Impositions indemnified under this Section 10(a) directly to the appropriate taxing authority on or before the time, and in the manner, prescribed by applicable laws. Lessee shall pay each other amount required to be paid pursuant to this Section 10(a) to Lessor within ten (10) days following Lessee’s receipt of Lessor’s demand for the payment accompanied by a written statement of Lessor describing in reasonable detail the Impositions for which Lessor is demanding an indemnity and the computation of the amount of the indemnity being demanded. In case any report or return is required to be filed with respect to any Imposition indemnified by Lessee under this Section 10(a) or arising out of this Section 10(a), Lessee shall notify Lessor of the requirement and, if permitted by applicable law, timely file the report or return with respect to the Imposition (except for any report or return that Lessor shall have notified Lessee that Lessor intends to file) and send a copy of such report or return to Lessor; or if Lessee is not permitted by applicable law to file such report or return, notify Lessor of the requirement and prepare and deliver to Lessor a proposed form of the report or return within a reasonable time prior to the time it is required to be filed. The obligations of Lessee under this Section 10(a) shall survive the expiration or earlier termination of this Lease.

Upon Lessor’s request, Lessee will provide such documents and other information as Lessor may reasonably request from time to time to enable Lessor to fulfill its tax filing, audit and related litigation obligations, including, but not limited to, log books with respect to the Aircraft and other records maintained by Lessee or any other user with respect to the Aircraft. Lessee shall indemnify Lessor for all liabilities arising out of any insufficiency or inaccuracy of any report or return if the insufficiency or inaccuracy is the result of the inaccuracy of any information required to be supplied by Lessee to Lessor pursuant to this Section 10.

Each indemnity pursuant to Section 16 or this Section 10 shall be in an amount which, after taking into account all Impositions required to be paid by Lessor as a result of the receipt or accrual of the indemnity (determined by assuming that each indemnity received or accrued by Lessor will be subject to tax at the highest marginal statutory rates of tax applicable to Lessor when such indemnity is received or accrued), shall be equal to the total amount of the indemnity that Lessee would be required to pay if Lessor were not subject to any Impositions as a result of the receipt or accrual of the indemnity.

If Lessor receives written notice of a claim for any Imposition for which Lessee would be required to indemnify Lessor pursuant to this Section 10(a), Lessor will give Lessee written notice of the claim within fifteen (15) days after the Lessor receives written notice of the claim. If Lessee so requests in writing within ten (10) days after receipt of Lessor’s written notice, or, if earlier, at least five (5) Business Days prior to the last date allowed for responding to such claim, Lessor shall contest, or shall permit Lessee to contest (if and to the extent permitted by law), the claim, provided that (i) no Default or Event of Default shall have occurred and be continuing and (ii) in the opinion of Lessor, the requested contest does not involve any material danger of any sale, forfeiture or loss of the Aircraft. Lessee shall pay to Lessor on demand all costs and expenses which Lessor may incur in connection with the contest of a claim pursuant to this paragraph (including reasonable attorneys’ and accountants’ fees and disbursements).

b. Special Tax Provisions.

(i) Lessor has calculated the periodic rentals and Stipulated Loss Values based in part on Lessee’s representations and warranties herein and on the following assumption that Lessor will be entitled to deductions for depreciation with respect to the Aircraft under Section 168 of the Code.

(ii) Lessor represents and warrants to Lessee that a reasonable estimate of the fair market value of the Aircraft to the Lessor at the end of the Term, without including in such value any increase or decrease for inflation or deflation during the Term, will not be less than 20% of Lessor’s Cost for the Aircraft. Lessor further represents and warrants that Lessor has made a minimum unconditional “at risk” investment in the Aircraft of at least 20% and will maintain such minimum investment until the end of the Term.

c. Notwithstanding anything to the contrary in this Section 10, no amount shall be payable to Lessor as an indemnity under Section 10, to the extent such indemnity is the result of one or more of the following:

(i) Any event as a result of which Lessee has paid in full in accordance with this Lease Stipulated Loss Value, but only to the extent that the loss of deductions or inclusion shall have been taken into account in calculating the Stipulated Loss Value;

(ii) Any Change in Tax Law;

(iii) The willful misconduct or gross negligence of Lessor;

(iv) Any misrepresentation by Lessor in this Lease;

(v) Any voluntary sale, assignment, transfer, or other disposition by Lessor of any interest in the Aircraft or any part thereof or any interest in this Lease, unless such sale, assignment, transfer or other disposition occurs while an Event of Default by Lessee under this Lease is continuing;

(vi) The failure by Lessee to provide information requested by Lessor and needed by Lessor to prepare its Federal, state or local income tax returns;

(vii) The applicability to Lessor of Section 55, 56, 57, 58, 291, 465, 467 or 469 of the Code or any successor provision or any treasury regulations thereunder;

(viii) The treatment of an Item of Equipment as either public utility property within the meaning of Section 168(i)(10) of the Code as a result of the identity of Lessor or any activity of Lessor that is unrelated to the transactions contemplated by this Lease;

(ix) Any change in the Lessor’s taxable year;

(x) Any inaccuracy in the conclusions expressed in the appraisal report referred to in Section 23(1) hereof unless the inaccuracy is attributable to the inaccuracy of any information provided by Lessee or Lessor or to the appraiser; or

(xi) A failure of the transaction to be a true lease for Federal income tax purposes unless such failure is attributable to any act or failure to act on the part of Lessee or any Affiliate of Lessee, or the inaccuracy of any representation of Lessee in this Agreement or the breach of any warranty or covenant of Lessee in this Agreement.

11. Compliance with Laws: Location, Operation & Maintenance: Additions.

a. Lessee will enter into a management agreement for professional operation and maintenance of the Aircraft with a manager approved by Lessor which approval shall not be unreasonably withheld, and such manager shall provide for the maintenance of the Aircraft and performance of Lessee’s other technical obligations set forth herein. Lessee will use the Aircraft in a careful and proper manner, will comply with and conform to all applicable governmental laws, rules, regulations and orders thereto, and will cause the Aircraft to be operated in accordance with the manufacturer’s or supplier’s instructions or manuals. Lessee will, prior to each operation of the Aircraft, conduct a thorough pre-flight inspection of the Aircraft and conduct all pre-flight action required by the Federal Aviation Regulations. Lessee agrees that it will not operate, use or maintain the Aircraft in violation of any airworthiness certificate, license, law, statute, rule, regulation or registration relating to the Aircraft or aviation nor use the Aircraft (or permit the Aircraft to be used) in violation of any criminal law, rule, statute or regulation of the United States of America or any other nation state or sub-division thereof. Under no circumstances will the Aircraft be used to carry or transport contraband or unauthorized persons. In the event that any law, rule or regulation or order applicable to the Aircraft requires alteration, repair or modification of the Aircraft during the Lease Term, Lessee will, at Lessee’s sole expense (utilizing the services of FAA approved maintenance facilities and personnel), conform thereto, or obtain conformance therewith, maintain the same in proper operating condition under such laws, rules, regulations and orders, and such alterations, repairs and modifications shall immediately, without further act, become the property of Lessor and part of the Aircraft.

b. The Aircraft will be permanently based at Opa-Locka Airport (“OPF”), Miami-Dade County, Florida in the United States. The Aircraft will be operated under 14 C.F.R. Part 91 of the Federal Aviation Regulations, and Lessee will not permit the Aircraft to be operated outside the continental United States except that Lessee may permit the Aircraft to be operated outside the Continental United States operating under 14 C.F.R. Part 91 provided that, under no circumstances will Lessee permit the Aircraft to be operated in (A) any area excluded from coverage by any insurance required by the terms of Section 9 hereof (or not specifically and fully covered by such insurance), or any recognized or threatened area of hostilities unless fully covered, without limitation, to Lessor’s satisfaction by hull, political, expropriation, hijacking and war risk insurance, in each case unless the Aircraft is operated or used under contract with the government of the United States or any agency or instrumentality thereof under which contract the government assumes the liability in form and substance acceptable to Lessor for substantially the same risk in at least the same amounts as would be covered by such insurance, (B) any jurisdiction as to which a travel advisory or equivalent warning issued by the Bureau of Consular Affairs, United States Department of State is in effect, or any country that is experiencing wide spread civil unrest or wide spread anti-American activity, or (C) any area in which Lessor’s title to the Aircraft may reasonably be expected to be jeopardized or not recognized.

c. Lessee, at its sole cost and expense, through the manager of the Aircraft, shall at all times:

(i) cause the Aircraft to be and remain duly registered under the laws of the United States of America in the name of Lessor as owner;

(ii) keep, service, repair, maintain and overhaul the Aircraft utilizing the services of FAA approved maintenance facilities and FAA licensed personnel (A) in compliance with the FARs and with all FAA Airworthiness Directive and manufacturers’ recommended and mandatory Service Bulletins, (B) in compliance with the applicable manufacturer’s or supplier’s recommended maintenance, service and overhaul procedures and schedules and in compliance with the Factory Authorized Maintenance Program, pursuant to 14 C.F.R., FAR Part 91.409(f)(3), and as specified by Lessee to Lessor designating any variation of the approved maintenance program(s), and comply with all applicable maintenance programs, keeping same in full force and effect, in good standing and timely providing all reports and remittances required and keep same in full force and effect, and good standing making all reports required to the engine program administrator and pay all remittances due (C) with respect to the Engines maintain current and in good standing in accordance with the engine manufacturers requirements and in compliance with the recommended procedures and schedules of any overhaul, service or maintenance contract relating to the Engines, (D) so as to keep the Aircraft in as good repair and operating condition (and to furnish all parts, replacements, mechanisms, devices and services required therefore) as when delivered to Lessor, reasonable wear and tear excepted, and (E) so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing at all times under the Aviation Act and so as to comply with the original type certification data sheet; provided, however, if the airworthiness certificate is withdrawn, then, subject to Section 15 hereof, so long as Lessee is taking or causing to be taken all necessary action to promptly correct the condition which caused such withdrawal, no Event of Default shall arise from such withdrawal. Nothing herein shall prevent Lessee from taking the Aircraft out of service for maintenance or modification permitted hereunder or for storage in accordance with applicable FAA requirements;

(iii) maintain all records, logs and other materials required by the FAA to be maintained in respect of the Aircraft. All repairs, parts, replacements, mechanisms, devices and services installed or made under this Subsection 11(c) shall be and remain free and clear of any Liens and shall immediately, without further act, become the property of Lessor and part of the Aircraft.

d. Lessee will not make or authorize any improvement, change, addition or alteration to the Aircraft (i) if such improvement, change, addition or alteration will impair the originally intended function or use of the Aircraft or impair the value, utility or remaining useful life of the Aircraft as it existed immediately prior to such improvement, change, addition or alteration, except that the value (but not the utility, condition, remaining useful life or airworthiness) of the Aircraft may be reduced by the value of the Parts that Lessee deems obsolete or no longer suitable or appropriate for use in the Airframe if replaced by an equivalent Part of equal or greater value, utility, condition and airworthiness. If any parts installed in or attached to or otherwise becoming a part of the Aircraft as a result of any such improvement, change, addition or alteration shall not be readily removable without damage to the Aircraft, such Parts shall become property of Lessor. If no Event of Default shall have occurred and be continuing, any Part which is added to the Aircraft not described in the immediately preceding sentence and which is not a replacement or substitution for any property which was a Part of the Aircraft, shall remain the property of Lessee and may be removed by Lessee at any time prior to the expiration or other termination of the Lease Term. All such parts shall be and remain free and clear of any Liens. Any such Part which is not so removed prior to the expiration or other termination of the Lease Term shall, without further act, become the property of Lessor.

e. Lessee agrees that all service, repair, maintenance and overhauls of the Aircraft or any part thereof undertaken or performed during the Term shall be performed solely by FAA approved maintenance facilities and FAA approved service personnel to the extent required by applicable law or regulation.

f. Lessee agrees that the Aircraft will be operated only by a flight crew qualified under applicable FAA requirements and having at least the minimum total pilot hours on the aircraft type required by any of the insurance policies described in Section 9 hereof, including annual recurrent full motion based simulator training, and at Lessee’s sole cost and expense. Lessee shall be solely responsible for the payment of all fuel, lubricants, parts, materials and supplies for the use, operation and maintenance of the Aircraft and Engines.

g. If Lessor reasonably believes that Lessee may have breached any of its representations, warranties or covenants set forth herein Lessor has the right (and may have the obligation under applicable law), with or without notice to Lessee, to (1) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; (2) segregate assets or any of Lessee’s funds or assets deposited with or otherwise controlled by Lessor; (3) decline any payment (or deposit such payment with an appropriate United States governmental authority or court) or decline any prepayment or consent request, and/or declare an Event of Default and immediately accelerate the Lease. Lessee agrees that it shall not assert any claim (and hereby waives any claim that either/both of them may now or hereafter have) against Lessor or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions, regardless of whether Lessor’s reasonable belief is ultimately demonstrated to be accurate.

h. Lessee represents, warrants and covenants to and with Lessor that it has taken, and shall continue to take until after the Lease is fully paid, such measures as are required by law to assure that the funds invested in the Lessee and/or used to make payments on this Lease are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

i. Lessee further represents, warrants and covenants to Lessor that to the best of its knowledge after making due inquiry, neither Lessee, nor any holder of a direct or indirect interest in Lessee, nor any person providing funds to Lessee (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

12. Inspection. Lessor or its authorized representative may, at such time as the Aircraft is in the possession of the Lessee with five (5) days’ prior written notice to Lessee, at any reasonable time or times during business hours, inspect the aircraft and the books and records of Lessee.

13. Identification. Upon the request of Lessor in writing, Lessee shall, at Lessor’s expense, attach to the Aircraft or any part of the Aircraft a notice reasonably satisfactory to Lessor disclosing Lessor’s ownership thereof.

14. Certain Transactions. Lessee will not (a) merge or consolidate with any other corporation, (b) liquidate or dissolve, or (c) sell, transfer or dispose of all of substantially all of its assets, unless, in the case of any transaction described in clause (a), (b) or (c), the entity surviving or resulting from such transaction shall have a tangible net worth equal to or greater than the tangible net worth of Lessee immediately prior to such transaction and shall have assumed or shall otherwise be bound by the obligations of Lessee hereunder. Lessee will not, without thirty (30) days prior written notice to Lessor, change its name or its chief place of business. Lessee agrees to notify Lessor within thirty (30) days of any change in the permanent base of the Aircraft, which shall in any case remain within the United States.

15. Loss or Damage.

a. All risk of loss, theft, damage or destruction to the Aircraft or any part thereof while the Aircraft is under operational control of Lessee, however incurred or occasioned, shall be borne by Lessee and, unless such occurrence constitutes an Event of Loss pursuant to paragraph (b) of this Section 15, Lessee shall promptly cause the effected part or parts of the Aircraft to be replaced or restored to the condition and repair required to be maintained by Section 11 hereof. Upon the occurrence of an Event of Loss with respect to an Engine or a Part not resulting in an Event of Loss with respect to the Airframe, Lessee will promptly substitute such Engine or Part with an Engine or part having the equivalent value, utility and economic life.

b. If an Event of Loss while in Lessee’s operational control with respect to the Aircraft shall occur, at Lessee’s election, Lessee shall (i) promptly give Lessor written notice thereof, and Lessee shall pay to Lessor on the Loss Payment Date an amount equal to the sum of (x) the Stipulated Loss Value of the Aircraft computed as of the Rent Payment Date with respect to the Aircraft on or immediately preceding the Loss Payment Date; and (y) all rent and other amounts due and owing hereunder for the Aircraft on or prior to the Loss Payment Date or (ii) within sixty (60) days after the occurrence of an Event of Loss give written notice to Lessor of its intention to substitute within one hundred twenty (120) days of an occurrence of an Event of Loss an aircraft of identical make and model having the equivalent value, utility and economic life as the Aircraft. In the event Lessee exercises its option under clause (i) of this paragraph, upon payment of such amount to Lessor, the Lease of the Aircraft hereunder shall terminate, and Lessor will transfer to Lessee all of Lessor’s right, title and interest in and to the Aircraft on an “as is, where is” basis, without recourse and without representation or warranty, express or implied, other than a representation and warranty that the Aircraft is free and clear of any Lessor’s Liens.

c. Any payments received at any time by Lessor or Lessee from any insurer with respect to loss or damage to the Aircraft shall be applied as follows: (i) if such payments are received with respect to an Event of Loss they shall be paid to Lessor, but to the extent received by Lessor, (x) they shall reduce or discharge, as the case may be, Lessee’s obligation to pay the amounts due to Lessor under Section 15(b) hereof with respect to such Event of Loss, or (y) if the Aircraft is being replaced pursuant to Section 15(b) they shall be paid to Lessee on the consummation of the closing for such replacement; and any excess above Stipulated Loss Value shall be paid to Lessee; or (ii) if such payments are received with respect to any loss of or damage to the Aircraft other than an Event of Loss, such payment shall, unless a Default or an Event of Default shall have occurred and be continuing, be applied to the repair of the Aircraft or paid to Lessee forthwith upon completion of such repairs.

If an Event of Default shall have occurred and be continuing, such payments shall be paid to Lessor and applied to any amount due and payable to Lessor hereunder. Both Lessor and Lessee agree to cooperate with each other to ensure that any payments from insurers are paid in accordance with this subsection.

16. General Indemnity.

a. (i) Claims Indemnified as between Lessor and Lessee. Subject to the exclusions stated in Section 16(b) below, Lessee assumes liability for, and shall indemnify, protect, save and keep harmless Lessor and its agents, servants, successors and assigns (an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable legal expense, of whatsoever kind and nature, imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of this Lease or the enforcement hereof, or the manufacture, ordering, purchase, acceptance, rejection, ownership, possession, use, selection, delivery, lease, operation, condition, sale, return or other disposition of the Aircraft or any part thereof (including, without limitation, latent or other defects, whether or not discoverable by Lessee or any other person, any claim in tort for strict liability and any claim for patent, trademark or copyright infringement); provided, however, that Lessee shall not be required to indemnify any lndemnitee for loss or liability arising from acts or events which occur after the Aircraft has been returned to Lessor in accordance with this Lease, or for loss or liability resulting solely from the willful misconduct or gross negligence or sole negligence of such Indemnitee. The provisions of this Section shall survive the expiration or early termination of this Lease.

(ii) Claims Indemnified as between Lessor, Leesee and Optional Payor. Lessee and Lessor assume liability for, and shall indemnify, protect, save and keep harmless Optional Payor and his agents, servants, executors, administrators, personal representatives, heirs, successors and assigns (an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable legal expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of, or a consequence of, this Lease or the enforcement hereof, including, without limitation, any rental payment or determination to make any such rental payment made by an Indemnitee, or the manufacture, ordering, purchase, acceptance, rejection, ownership, possession, use, selection, delivery, lease, operation, condition, sale, return or other disposition of the Aircraft or any part thereof (including, without limitation, latent or other defects, whether or not discoverable by Lessee or any other person, any claim in tort for strict liability and any claim for patent, trademark or copyright infringement). The provisions of this Section shall survive the expiration or early termination of this Lease.

b. Claims Excluded. Notwithstanding Section 16(a) above, Lessee shall not be obligated to indemnify any Indemnitee for:

(i) Any claim that is a tax;

(ii) Any claim to the extent attributable to the gross negligence or willful misconduct of, or the breach of any contractual obligation by, or the falsity or inaccuracy or breach of any representation or warranty by such lndemnitee;

(iii) Any claims attributable to acts or events occurring after the expiration of the Term unless the Aircraft is not returned in circumstances where Lessee is required by the terms hereof to return the Aircraft, in which case the foregoing exclusions shall apply only to claims attributable to acts or events occurring after any such return;

(iv) Any claims attributable to the voluntary offer, sale or disposition by or on behalf of such Indemnitee of its interest in the Aircraft or any part thereof or any security, or except pursuant to this Lease;

(v) Any claims that are ordinary and usual operating or overhead expenses;

(vi) Any claims that constitute costs and expenses of any Indemnitee that Lessee is not required to pay pursuant to any other provision of this Lease, unless such costs and expenses are indemnified as part of a claim under this indemnity;

(vii) Any claims for a diminution in value of the Aircraft that results from the existence during the Term of any Lessor’s Lien;

(viii) Any claims attributable to any loan transaction relating to the Aircraft;

(ix) Any claims attributable to the authorization or giving or withholding of consent to, or to the preparation, execution, delivery or filing of, any future amendments, supplements, waivers, or consents with respect to any of the documents relating to this Lease other than (a) as have been requested by Lessee, (b) as are required or contemplated by (and, if contemplated by, in compliance with) the provisions of this Lease in order to give effect thereto or necessary to accomplish the purposes thereof, (c) as are required by applicable law or (d) after the occurrence of an Event of Default;

(x) Any claim attributable to any “prohibited transaction” within the meaning of Section 4975(c)(i) of the Code;

(xi) Any claim attributable to the bankruptcy or insolvency of any Person other than Lessee;

(xii) Any claim that is a fee or expense of any trustee appointed without the consent of Lessee unless such fee or expense is attributable to an Event of Default; or

(xiii) Any claim relating to insurance maintained by or for the benefit of an Indemnitee that Lessee is not required to maintain at its own cost and expense pursuant to Section 9 of this Lease.

(xiv) Any claims that did not arise while Lessee had operational control of the Aircraft.

17. Events of Default. The following events shall each constitute an event of default (herein called “Event of Default”) under this Lease:

a. Lessee shall fail to make any payment of rent or other amount owing hereunder within ten (10) days after the date when due; or

b. Lessee shall fail to maintain the insurance required by Section 9 hereof or to perform or observe any of the covenants contained in Sections 11 (a), (b) & (c), 14 or 20 hereof; or

c. Lessee shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it with respect to this Lease and such failure shall continue unremedied for thirty (30) days after the date on which such performance was due; or

d. Lessee shall fail to maintain the engines in accordance with the engine manufacturers maintenance program and provide monthly reports and proof that the engines have been maintained in accordance with the requirements and recommendations of the engine manufacturer; or

e. Any material representation or warranty made by Lessee herein shall prove at any time to have been untrue or misleading in any material respect as of the time when made and such incorrectness shall continue to be material and unremedied for a period of thirty (30) days after written notice thereof by Lessor; or

f. The entry of a decree or order for relief by a court having jurisdiction in respect of Lessee, adjudging Lessee a bankrupt or insolvent, or approving as properly filed a petition seeking a reorganization, arrangement, adjustment, or composition of or in respect of Lessee in an involuntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) of Lessee or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) days; or

g. The institution by Lessee of proceedings to be adjudicated a bankrupt or insolvent, or the consent by Lessee to the institution of bankruptcy or insolvency proceedings against it, or the commencement by Lessee of a voluntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by Lessee to the filing of any such petition or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, of sequestrator (or other similar official of Lessee or of any substantial part of Lessee’s property, or the making by Lessee of any assignment for the benefit of creditors or the admission by Lessee of inability to pay debts generally as they become due or willingness to be adjudicated a bankrupt or the failure of Lessee generally to pay debts as they become due or the taking of corporate action by Lessee in furtherance of any of the foregoing; or

h. Lessee shall default under any other agreement providing for the payment of One Hundred Thousand U.S. Dollars ($US 100,000.00) or more of borrowed money and a result thereof the indebtedness thereunder is permitted to be accelerated under such agreement.

Provided that, notwithstanding anything to the contrary contained in this Lease any failure of Lessee to perform or observe any covenant, condition, or agreement herein shall not constitute an Event of Default if such failure is caused solely by reason of an event referred to in the definition of Event of Loss so long as Lessee continues to comply with the applicable terms of Section 15.

18. Remedies. Subject to applicable local law requirements, upon the occurrence of any Event of Default hereunder and so long as the same shall be continuing, Lessor may, at its option, declare this Lease to be in default, and at any time thereafter so long as the Event of Default shall be continuing, Lessor may terminate this Lease and exercise one or more of the following remedies, as Lessor in its sole discretion shall lawfully elect:

a. Demand that Lessee, and Lessee shall at its expense upon such demand, return the Aircraft promptly to Lessor, in the condition required by Section 6 of this Lease, at such place in the continental United States of America as Lessor shall specify, or Lessor, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of the Aircraft and remove the same by summary proceedings or otherwise, all without liability for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise;

b. Sell the Aircraft at public or private sale, with or without notice, advertisement or publication, as Lessor may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle the Aircraft as Lessor in its sole discretion may determine, all free and clear of any rights of Lessee, except that Lessee shall have (i) the right to be notified in advance of any sale and to participate equally with other bidders and (ii) the right to purchase the Aircraft in advance of any such sale for a cash price equal to the Fair Market Sale Value of the Aircraft or the Stipulated Loss Value of the Aircraft plus any reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the exercise by Lessor of its remedies hereunder;

c. By written notice to Lessee specifying a payment date which shall be not earlier than ten (10) days after the date of such notice, demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty, all accrued and unpaid rent for the Aircraft due on all Rent Payment Dates up to and including the payment date specified in such notice plus an amount (together with interest on such amount at the Late Charge Rate, from the payment date specified in such notice to the date of actual payment) equal to the excess, if any, of the Stipulated Loss Value of the Aircraft as of the payment date specified in such notice over the Fair Market Sale Value of the Aircraft as of such date;

d. Lessor may exercise any other right or remedy which may be available to it under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Lease.

In addition, Lessee shall be liable for any and all unpaid rent and other amounts due hereunder before or during the exercise of any of the foregoing remedies and for all reasonable legal fees and other costs and expense incurred by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, including all costs and expenses incurred in connection with the placing of the Aircraft in the condition required by Sections 6(a) and 11 hereof.

No remedy referred to in this Section 18 is intended to be exclusive but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to Lessor at law or in equity; and the exercise or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all such other remedies. No express or implied waiver by Lessor of an Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, or lease or otherwise use the Aircraft in mitigation of Lessor’s damages or losses or which may otherwise limit or modify any of Lessor’s rights or remedies under this Lease.

19. Lessor’s Right To Perform. If Lessee fails to make any payment required to be made by it hereunder or fails to perform or comply with any of its other agreements contained herein, Lessor may itself make such payment or perform or comply with such agreement, and the amount of such payment and the amount of reasonable expenses of Lessor incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be (together with interest thereon at the Late Charge Rate), shall be deemed to be an addition to the rent payable hereunder, which shall be payable by Lessee on demand.

20. Assignment or Sublease. Lessee shall not attempt to sell, lease, charter, rent, assign or dispose of the Aircraft, or any interest herein or therein, or any part thereof, without Lessor’s prior written consent and, in accordance with the Cape Town Convention, without making all filings and registrations with the International Registry deemed necessary or advisable by Lessor to protect its interest herein and in the Aircraft. The Aircraft shall at all times be in the sole possession and control of Lessee and Lessee will not, without the prior written consent of Lessor, assign this Lease or any interest herein or sublease, or otherwise transfer its interest in the Aircraft, provided that Lessee shall remain liable to Lessor under this Lease during any such sublease or transfer. Any sublease shall not relieve Lessee of any of its obligations hereunder. In the event that Lessee sublets or attempts to sublet or voluntarily or involuntarily parts with possession of the Aircraft, or attempts to move said Aircraft from the airport where it is required to be kept, except while being in the ordinary permitted use hereunder, or in any manner violates any of the terms hereof, then in either or any of these events this Lease shall at the option of the Lessor immediately terminate and Lessor shall be entitled to immediate possession of the Aircraft.

Lessee shall warrant and defend title to the Aircraft in favor of Lessor against all claims and demands of all other persons claiming any interest therein by, through or under Lessee and shall not create, incur or suffer to exist any Lien or any Irrevocable De-Registration and Export Request Authorization (“IDERA”) with respect to the Aircraft filed or to be filed with the International Registry, the FAA or elsewhere, other than those in favor of Lessor or Lessor’s lender.

Notwithstanding the foregoing, Lessee shall at any time during the Lease Term be entitled to (i) deliver possession of the Airframe or any Engine or any Part to the manufacturer thereof or to any organization for testing, service, repair, maintenance, overhaul work or other similar purposes or for alterations or modifications or additions required or permitted by the terms of this Lease and (ii) transfer possession of the airframe or any engine to the United States of America as required by applicable law.

Lessor may, without the prior consent of Lessee, assign its interest in and to the Aircraft and this Lease to any third party.

21. Further Assurances; Financial Information.

a. Lessee will, at Lessee’s expense, promptly and duly execute and deliver to Lessor such further documents and assurances and take such further actions as Lessor may from time to time request for the confirmation of this Lease and in order to more effectively establish and protect the rights, interest and remedies created or intended to be created in favor of Lessor hereunder, including, without limitation, the execution and filing of Uniform Commercial Code financing statements in the jurisdictions in which Lessee has its corporate headquarters and/or its principal place of business and in which the Aircraft is principally based from time to time. To the extent permitted by applicable law, Lessee hereby authorizes Lessor to file any such financing statements without the signature of Lessee. Lessee will also provide such information as Lessor may reasonably request from Lessee to enable Lessor to fulfill all of its tax filing obligations.

b. Lessee will furnish to Lessor not later than one hundred twenty (120) days after the end of each fiscal year of Lessee, consolidated balance sheet of Lessee as of the end of such fiscal year, and consolidated statements of income and changes in financial position of Lessee for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles and reviewed by a certified public accountant.

22. Notices. Notices sent by acceptable courier services shall be deemed received when delivered and evidenced by proper receipt. All other notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been given or made when sent by telefacsimile or ten (10) days after deposited in the United States mail, first class postage prepaid, addressed as follows or to such other address as any of the following persons may from time to time designate in writing to the other persons listed below:

Lessor:	Lennar Aircraft I, LLC
c/o Lennar Corporation
700 NW 107th Avenue
Suite 400
Miami, FL 33172

Lessee:	US Home Corporation
c/o Lennar Corporation
700 NW 107th Avenue
Suite 400
Miami, FL 33172

23. Conditions Precedent. Lessor shall not be obligated to accept and execute this Lease and thereby lease the Aircraft to Lessee hereunder unless:

a. Resolution of Lessee. Lessor shall have received a copy of resolutions of the Board of Directors of Lessee certified by the Secretary or Assistant Secretary of Lessee as of the date of execution hereof by Lessee or other evidence of corporate authority acceptable to Lessor, authorizing the execution, delivery and performance by Lessee of this Lease.

b. Insurance. Lessor shall have received evidence satisfactory to it as to the due compliance by Lessee with the provisions regarding insurance contained in Section 9 hereof.

c. Lessor’s Title. Lessor shall have received good and marketable title to the Aircraft, free and clear of any Liens and all filings, recordings and other actions that are necessary or desirable in order to establish, protect and preserve Lessor’s title to and ownership of the Aircraft shall have been duly effected, including, without limitation, the receipt by Lessor of a duly completed, executed and delivered FAA Bill of Sale. In addition, Lessor shall have received evidence satisfactory to it that, immediately prior to the transfer of the title to the Aircraft to Lessor by the seller thereof, such seller has good and marketable title to the Aircraft. The International Interest created hereby in the Aircraft pursuant to the provisions of the Cape Town Convention shall be registered with the International Registry, and Lessee hereby consents to such registration and authorizes Lessor to effect all such registrations with the International Registry. No International Interest created in favor of Lessor shall be discharged without the prior written consent of Lessor.

d. Airworthiness Certificate. Lessor shall have received a copy of the FAA airworthiness certificate for the Aircraft.

e. FAA Registration; FAA Filings; International Interest. Lessor shall have received evidence satisfactory to it and its special FAA counsel that the Aircraft is currently properly registered (including, without limitation, a copy of the current Certificate of Aircraft Registration), that a proper Application for Registration for the Aircraft in Lessor’s name has been submitted to the FAA and that the FAA Bill of Sale covering the Aircraft from the seller thereof to Lessor, and the Lease have been properly filed for record. The International Interest created hereby in the Aircraft pursuant to the provisions of the Cape Town Convention shall be registered with the International Registry.

f. Representations True. No Default or Event of Default. All representations and warranties of Lessee contained herein or in any certificate furnished Lessor in connection herewith shall be true and correct on and as of the date of execution hereof by Lessee with the same force and effect as if made on and as of such date; no Event of Default or Default shall be in existence on such date or shall occur as a result of the lease by Lessee of the Aircraft.

g. No Material Adverse Change. In the reasonable judgment of Lessor, there shall have been no material adverse change in the financial condition or business of Lessee from December 31 of the year preceding the year of execution of this Lease.

h. Other Documents and Information. Lessor shall have received from Lessee, in form and substance satisfactory to Lessor, such other documents and information, as Lessor shall reasonably request.

i. Legal Matters; Proceedings. All legal matters and all proceedings in connection with the transactions contemplated by this Lease, and all documents incidental thereto, shall be satisfactory to Lessor’s counsel.

j. Attorney’s Fees. Lessee shall be responsible for all legal costs incurred in completion of this Lease.

k. Records. Lessor shall keep records showing the usage of the Aircraft, total hours flown per month, all management, maintenance, fixed and variable expenses, taxes, and usage records for each party utilizing the Aircraft for each calendar year for a period of three (3) years following each year, and such records shall be made available for inspection and photocopying by Lessee and/or its agents during ordinary business hours in Opa-Locka, Florida.

24. Miscellaneous.

a. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, Lessee hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

b. No terms or provisions of this Lease may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought. No delay or failure on the part of Lessor to exercise any power or right hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right. After the occurrence of any Default or Event of Default, regardless of Lessor’s knowledge or lack of knowledge thereof at the time of acceptance of any such payment, and shall not constitute a reinstatement of this Lease if this Lease shall have been declared in default by Lessor pursuant to Section 18 hereof or otherwise, unless Lessor shall have agreed in writing to reinstate the Lease and to waive the Default or Event of Default.

c. This Lease contains the full, final and exclusive statement of the agreement between Lessor and Lessee relating to the lease of the Aircraft and supercedes all prior and contemporaneous agreements and understandings, inducements or conditions pertaining thereto, expressed or implied, oral or written, except as contained herein.

d. This Lease shall constitute an agreement of Lease only, and nothing herein shall be construed as conveying to Lessee any right, title or interest in the Aircraft except as Lessee only.

e. This Lease and the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, Lessor and its successors and assigns and Lessee and, to the extent permitted by Section 20 hereof, its successors and assigns.

f. The headings of the Sections are for convenience of reference only, are not a part of this Lease and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

g. This Lease may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

h. This Lease shall be governed by and construed in accordance with the laws of the State of Florida (excluding its choice of law rules, it being the intent of the parties that the laws of Florida or, where applicable, United States Federal Aviation Law apply to this Lease). Any legal action brought to enforce or construe this Agreement shall be brought only in state courts located in Miami-Dade County, Florida and Lessor and Lessee hereby agree to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses (except that Lessor may seek the replevin in any court in any jurisdiction and Lessee may not interpose a counterclaim therein, but rather, may only assert claims against Lessor in a state court of competent jurisdiction in Miami-Dade County, Florida).

i. LESSOR AND LESSEE IN ANY LITIGATION RELATING TO OR IN CONNECTION WITH THIS LEASE IN WHICH THEY SHALL BE ADVERSE PARTIES WAIVE TRIAL BY JURY.

j. Regardless of place of execution, this Agreement is deemed executed at Lessor’s place of business in Miami-Dade County, Florida.

25. Truth In Leasing.

a. THIS CERTIFIES THAT THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR THE TWELVE MONTHS PRECEDING EXECUTION HEREOF.

b. LESSEE CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.

c. LESSEE CERTIFIES THAT DURING THE TERM OF THIS LEASE, LESSEE, AND NOT LESSOR, IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE. LESSEE FURTHER CERTIFIES THAT LESSEE UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

d. LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

e. LESSEE AGREES TO KEEP A COPY OF THIS LEASE IN THE AIRCRAFT AT ALL TIMES DURING THE LEASE TERM.

IN WITNESS WHEREOF, Lessor and Lessee have each caused this Aircraft Lease Agreement to be duly executed as of the day and year first above written.

Lessor:	Lennar Aircraft I, LLC

By: Lennar Corporation, its sole member

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President

Lessee:	US Home Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President

Agreed to and Accepted as Optional Payor for Payment Only under Paragraph 4

	By:	/s/ Stuart Miller
Stuart Miller
Chief Executive Officer
Lennar Corporation